Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Fuse Enterprises Inc.

We hereby consent to the use in this Registration Statement, as amended on Form S-1 (the “Registration Statement”) of our report dated March 12, 2015, relating to the balance sheet of Fuse Enterprises Inc.,  (the “Company”) as of September 30, 2014 and the related statements of operations, stockholders' equity and cash flows for the period from December 24, 2013 (Inception) through September 30, 2014, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li and Company, PC

Li and Company, PC

Skillman, New Jersey

March 31, 2016